SECTION 1.20  PLAN

"Plan" means, if applicable, the annuity program sponsored by the Employer and as may be defined in an endorsement hereto.

SECTION 1.21  PRIOR CONTRACT

"Prior Contract" means another contract or certificate issued by us, or one of our affiliates, and from which the Owner and we have agreed to transfer amounts to this Contract.

SECTION 1.22  PROCESSING DATE

A Processing Date is each Contract Date Anniversary. If the Contract Date Anniversary is not on a Business Day, then the Processing Date is the first Business Day thereafter. "Processing Date" means the day(s) we deduct charges from the Annuity Account Value.

SECTION 1.23  PROCESSING OFFICE

"Processing Office" means the AXA Equitable administrative office shown on the cover page of this Contract, or such other location we may state upon written notice to you.

SECTION 1.24  SEPARATE ACCOUNT

"Separate Account" means any of the Separate Accounts described or referred to in Sections 2.01 and 2.04.

SECTION 1. 25  SINGLE LIFE CONTRACT

"Single Life Contract" means a contract that is issued without a Successor Owner and without a Joint Annuitant.

SECTION 1. 26  SUCCESSOR OWNER

"Successor Owner" means the individual shown as such in the Data Pages when a Joint Life Contract is owned by an individual. The Successor Owner must be the spouse of the Owner on the Contract Date, unless a change is subsequently made in accordance with Section 6.03.

SECTION 1.27  TRANSACTION DATE

"Transaction Date" is the Business Day we receive at the Processing Office a Contribution or a transaction request providing the information we need. Transaction requests must be in a form acceptable to us.

SECTION 1.28  VARIABLE INVESTMENT OPTION

"Variable Investment Option" means a subdivision of a Separate Account available under this Contract. A Variable Investment Option may invest its assets in a separate class (or series) of shares of a specified trust or investment company where each class (or series) represents a separate portfolio in the specified trust or investment company.

No. 2005IML-I(rev 0506)                                                  Page 5

SECTION 1.21  PLAN

"Plan" means, if applicable, the annuity program sponsored by the Employer and as may be defined in an endorsement hereto.

SECTION 1.22  PRIOR CONTRACT

"Prior Contract" means another contract or certificate issued by us, or one of our affiliates, and from which the Owner and we have agreed to transfer amounts to this Certificate.

SECTION 1.23  PROCESSING DATE

A Processing Date is each Contract Date Anniversary. If the Contract Date Anniversary is not on a Business Day, then the Processing Date is the first Business Day thereafter. "Processing Date" means the day(s) we deduct charges from the Annuity Account Value.

SECTION 1.24  PROCESSING OFFICE

"Processing Office" means the AXA Equitable administrative office shown on the cover page of this Certificate, or such other location we may state upon written notice to you.

SECTION 1.25  SEPARATE ACCOUNT

"Separate Account" means any of the Separate Accounts described or referred to in Sections 2.01 and 2.04.

SECTION 1. 26  SINGLE LIFE CERTIFICATE

"Single Life Certificate" means a certificate that is issued without a Successor Owner and without a Joint Annuitant.

SECTION 1. 27  SUCCESSOR OWNER

"Successor Owner" means the individual shown as such in the Data Pages when a Joint Life Certificate is owned by an individual. The Successor Owner must be the spouse of the Owner on the Contract Date, unless a change is subsequently made in accordance with Section 6.03.

SECTION 1.28  TRANSACTION DATE

"Transaction Date" is the Business Day we receive at the Processing Office a Contribution or a transaction request providing the information we need. Transaction requests must be in a form acceptable to us.

SECTION 1.29  VARIABLE INVESTMENT OPTION

"Variable Investment Option" means a subdivision of a Separate Account available under this Certificate. A Variable Investment Option may invest its assets in a separate class (or series) of shares of a specified trust or investment company where each class (or series) represents a separate portfolio in the specified trust or investment company.

2005IML(rev 0506)                                                        Page 5

SECTION 7.02  PAYMENT UPON DEATH

Upon the Last Applicable Death before the Annuity Account Value falls to zero and before an Annuity Benefit is elected under Section 8.01, we will pay a death benefit to the Beneficiary in accordance with Section 7.03 and subject to the conditions set forth in the tables below and any applicable endorsement.

Upon the Last Applicable Death while payments are being made under the [Retirement Income for Life] Benefit after the Annuity Account Value falls to zero and while there is a remaining death benefit, we will pay a death benefit to the Beneficiary in a single sum.

The Death Benefit is equal to the Annuity Account Value, or if greater, the Guaranteed Minimum Death Benefit. On the Contract Date, the Guaranteed Minimum Death Benefit is equal to the initial Contribution. The Guaranteed Minimum Death Benefit is increased by subsequent Contributions and reduced dollar for dollar by (i) withdrawals that are not Excess Withdrawals and (ii) payments which are made after the Annuity Account Value falls to zero. A withdrawal that is an Excess Withdrawal reduces your Guaranteed Minimum Death Benefit on a pro-rata basis. Reduction on a pro-rata basis means we calculate the percentage of your Annuity Account Value that is withdrawn and reduce your death benefit by the same percentage.

Payment of a Death Benefit will be made upon our receipt of the following "Beneficiary Requirements":

(i)   a properly completed written request;
(ii) due proof of death (as evidenced by a certified copy of the death certificate);
(iii) proof satisfactory to us that the person claiming the Death Benefit is the person entitled to receive it;
(iv)  tax information required by the Code; and
(v)   any other forms we require.

2005IML(rev 0506)                                                       Page 17

[IF WE OFFER GUARANTEED ANNUAL PAYMENTS THROUGH AN OPTIONAL AUTOMATIC PAYMENT PLAN]
[GUARANTEED ANNUAL PAYMENTS (SEE SECTION 6.02)

         WITHDRAWALS UNDER [AUTOMATIC PAYMENT PLANS]:

         Withdrawals under an [Automatic Payment Plan]: May not start sooner than [28] days after issue of this Contract/Certificate.

         You may elect to receive automatic payments based on any of the following frequencies: [monthly, quarterly or annually]. The frequency you elect determines the amount of the Guaranteed Annual Payment you receive on each scheduled payment date.

         You may elect one of the following Automatic Payment Plans to receive your Guaranteed Annual Payments. If you take a lump sum withdrawal once you have elected an [Automatic Payment Plan], the Plan will terminate for that and subsequent Contract Years. You may re-elect an [Automatic Payment Plan] in the following Contract Year provided your Annuity Account Value has not fallen to zero as described in Section 6.02.

                  [MAXIMUM PAYMENT PLAN]: The [Maximum Payment Plan] withdraws the full Guaranteed Annual Payment amount each Contract Year. Payments are based on the frequency you elect under this plan. Each scheduled payment is equal to your Guaranteed Annual Payment amount divided by the number of scheduled payments per year. Any payments that are to be made after the Annuity Account Value falls to zero, as described in Part VI, will continue on the same frequency.

                  [CUSTOMIZED PAYMENT PLAN]: The [Customized Payment Plan] withdraws a fixed amount that is less than the Guaranteed Annual Payment amount. Payments are based on the amount and frequency of the payment you elect under this plan. If payments are to be made after your Annuity Account Value falls to zero while you are taking payments under the [Customized Payment Plan], then the remaining balance for the Guaranteed Annual Payment for the Contract Year in which your Annuity Account Value fell to zero will be paid in a lump sum and payments equal to the Guaranteed Annual Payment amount will continue to be made thereafter in the same frequency as on the benefit transaction date.]

         [APPLICABLE ONLY TO THE TRADITIONAL IRA, TSA AND QP MARKETS] [LIFETIME REQUIRED MINIMUM DISTRIBUTIONS:

         When the lifetime Required Minimum Distribution ("RMD") Rules described in any endorsement hereto apply to your Certificate, and you elect our Automatic RMD service, any lifetime required minimum distribution payment we make to you under our Automatic RMD service will not be treated as an Excess Withdrawal. If you elect either of our [Automatic Payment Plans] (the [Maximum Payment Plan] or the [Customized Payment Plan]) and our Automatic RMD service, we will make a payment in addition to the Guaranteed Annual Payment amount if necessary to meet the lifetime required minimum distribution amount for the calendar year for this Certificate. The combined [Automatic Payment Plan] payments and lifetime required minimum distribution payment will not be treated as Excess Withdrawals. However, if you take any lump sum withdrawals in addition to your lifetime required minimum distribution while using our Automatic RMD service and Automatic Payment Plan payments, the additional lump sum may cause an Excess Withdrawal and may be subject to a Withdrawal Charge described in Part IX. Further, your Income Base and Guaranteed Annual Payment amount may be reduced.

         No. 2005IML DP (rev 0506)                                  Data Page 3

                                PART IX - CHARGES

SECTION 9.01 WITHDRAWAL CHARGES

The amount of the Withdrawal Charge is stated in the Data Pages.

If specified in the Data Pages, a "Free Withdrawal Amount" will apply as follows:

      "Free Withdrawal Amount" means an amount equal to that stated in the Data Pages, of the Annuity Account Value, minus the total of all prior withdrawals (and associated Withdrawal Charges) made as described in
      Section 5.01 in the current Contract Year.

      If the amount of a withdrawal made under Parts V and VI are more than the Free Withdrawal Amount (defined above), we will (a) first withdraw from the Variable Investment Options, on the basis described in Section 5.01, an amount equal to the Free Withdrawal Amount, and (b) then withdraw from the Variable Investment Options an amount equal to the excess of the amount requested over the Free Withdrawal Amount, plus a Withdrawal Charge if one applies.

      Any withdrawals in excess of the Free Withdrawal Amount will be deemed withdrawals of Contributions in the order in which they were made. For purposes of this Section, amounts withdrawn up to the Free Withdrawal Amount will not be deemed a withdrawal of any Contributions.

In addition, the Owner's years of participation under the Prior Contract or years since contributions were made uner the Prior Contract, if applicable, will be included for purposes of determining the Withdrawal Charge, if so specified in the Data Pages in accordance with our rules then in effect.

If specified in the Data Pages we have the right to reduce or waive the Withdrawal Charge upon such events as stated in the Data Pages. Moreover, the Withdrawal Charge will be reduced if needed in order to comply with any applicable state or federal law.

SECTION 9.02 ADMINISTRATIVE AND OTHER CHARGES DEDUCTED FROM ANNUITY ACCOUNT
VALUE

As of each Processing Date, we will deduct the Charges shown in the Data Pages.

If specified in the Data Pages, the Charges will be deducted in full or prorated for the Contract Year, or portion thereof, in which the Contract Date occurs or in which the Annuity Account Value is withdrawn or applied to provide an Annuity Benefit or death benefit. If so, the Charges will be deducted when withdrawn or so applied.

The amount of any such Charge will in no event exceed any maximum amount shown in the Data Pages, subject to any maximum amount permitted under any applicable law.

We have the right to change the amount of the Charges with respect to future Contributions. We will give you advance notice of any such change.

2005IML(rev 0506)                                                      Page 25